Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of July 9, 2021, is entered into between Cadre Holdings, Inc., a Delaware corporation (the “Company”) and Warren B. Kanders (the “Employee”).

W  I  T  N  E  S  S  E  T  H :

WHEREAS, each of the Company and its subsidiaries, including Safariland, LLC, desires to continue to employ the Employee as Chief Executive Officer and Executive Chairman of the Board of the Company and to be assured of his services on the terms and conditions hereinafter set forth; and

WHEREAS, the Employee is willing to continue to be employed as Chief Executive Officer and Executive Chairman of the Board of the Company on such terms and conditions; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and the Company’s Board of Directors (the “Board”), at meetings duly called and held, have each authorized and approved the execution and delivery of this Agreement by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Employee hereby agree as follows:

1.             EMPLOYMENT. The Company hereby continues to employ the Employee as the Chief Executive Officer and Executive Chairman of the Board of the Company, and the Employee accepts such continued employment, upon the terms and subject to the conditions set forth in this Agreement. The Employee’s office shall be located in Palm Beach, Florida or such other location as the Employee shall determine.

2.             TERM. The term of this Agreement shall commence and be effective only upon the closing of the Company’s initial public offering of shares of its common stock provided that Employee remains in the employ of the Company and this Agreement has not been terminated as of such date (the “Commencement Date”), and shall terminate on the fifth anniversary of the Commencement Date (the “Term”), subject to earlier termination as provided herein. This Agreement shall automatically terminate prior to the Commencement Date (x) if the Employee is not employed by the Company at any time between the date hereof and the Commencement Date, or (y) if the Company does not complete its initial public offering on or before September 30, 2021.

3.             DUTIES. During the Term of this Agreement, the Employee shall serve as Chief Executive Officer and Executive Chairman of the Board of the Company and shall, under the control of the Board, perform all customary duties commensurate with his position and as may be assigned to him by the Board, consistent with past practice. In addition, during the Term of this Agreement, Employee shall (x) lead the Board in establishing the strategy and overall objectives of the Company and in reviewing the performance of the Company’s management in, among other things, pursuing such strategy and achieving such objectives, and (y) act as Chairman of the Board at meetings of the Board and of the stockholders of the Company. The Employee shall devote such amount of his time and energies as he shall deem reasonably necessary to the business and affairs of the Company to fulfill his duties hereunder. Assigned duties may not unreasonably increase the demands upon his time or energies, cannot be inconsistent with the position(s) he serves for the Company, and the Company acknowledges that Employee’s services hereunder shall not require the full time and attention of the Employee. During his working hours, Employee shall use his best efforts, skills and abilities to promote the interests of the Company and perform the duties of his position. Notwithstanding the foregoing, it is understood and agreed that (a) the Employee from time to time may (i) be appointed to additional offices or to different offices than those set forth above (including, without limitation, additional offices with any affiliate of the Company), (ii) perform such duties other than those set forth above, and/or (iii) relinquish one or more of such offices or other duties, in each instance of this clause (a) as may be mutually agreed to by and between the Company and the Employee, and that no such action shall be deemed or construed to otherwise amend or modify any of the remaining terms or conditions of this Agreement; and without limiting the foregoing, (b) nothing contained in this Section 3 shall preclude Employee from (i) serving as an officer, director or in a similar capacity of any other company in which he currently serves as such (the “Existing Positions”), (ii) serving on the board of directors or in a similar capacity in any other public company, as long as such other company does not directly compete with any principal product line of the Company; namely, any product that accounts for at least five (5%) percent of the consolidated net sales of any of the Company’s product lines; provided that the Employee will not be restricted from serving on the board of directors or in a similar capacity of any affiliate of the Company or any affiliate of any company of which he serves in an Existing Position, (iii) serving on the board of directors of, or working for, any charitable or community organization, (iv) delivering lectures, fulfilling speaking engagements or teaching at educational institutions or (v) otherwise pursuing and managing his personal financial and legal affairs, so long as such activities set forth in clause (b) above, individually or collectively, do not violate applicable law, do not significantly interfere with the performance of Employee’s duties hereunder or violate any of the provisions of Section 8 hereof.

4.             COMPENSATION AND BENEFITS.

(a)            Base Compensation. During the Term, the Company shall pay to the Employee, and the Employee shall accept from the Company, as compensation for the performance of services under this Agreement and the Employee’s observance and performance of all of the provisions hereof, a salary of $1,250,000 per year (as may be adjusted from time to time pursuant to this Section 4(a), the “Base Compensation”). During the Term, the Compensation Committee shall review Employee’s Base Compensation (i) on an annual basis based on the performance of Employee and the Company, and (ii) upon a significant change in the business of the Company, as determined in the sole discretion of the Compensation Committee. The Employee’s Base Compensation shall be payable in accordance with the normal payroll practices of the Company and shall be subject to withholding for applicable taxes and other amounts.

(b)           Bonuses. In addition to any other bonus(es), whether based on performance, operations or otherwise, that the Compensation Committee may award to Employee in its sole discretion, the Company shall provide Employee with a minimum cash bonus of 100% of Base Compensation in each year of the Term so long as the Company achieves the Company’s target for earnings before interest, taxes, depreciation and amortization, as computed by the Company on a consistent basis (“EBITDA”) for such year as reflected in the annual budget approved by the Board (the “Annual Bonus”). In the sole discretion of the Compensation Committee and the Board of Directors, any Annual Bonus may be increased based on performance to a target level of 200% of Base Compensation; provided that nothing herein shall limit the discretion of the Compensation Committee and the Board of Directors to further adjust the Annual Bonus based upon performance. For purposes of this Section 4(b), any Annual Bonus payable to the Employee shall be paid no later than 2½ months after the end of the fiscal year in question during the Term.

(c)	Stock Options; Restricted Stock.

(i)       Generally. The Employee shall also be entitled to participate, at the sole and absolute discretion of the Compensation Committee, in the Company’s 2021 Stock Incentive Plan, or such other stock incentive plan as the Company may have in effect from time to time (the “Stock Incentive Plan”). Such participation and awards shall be based upon, among other things, the Employee’s performance and the Company’s performance, all as determined by the Compensation Committee. In addition, the Employee may be entitled, during the Term of this Agreement, to receive additional options, restricted stock and Stock Bonus Awards at such prices and other terms, and/or to participate in such other bonus plans, whether during the term of this Agreement or upon termination pursuant to Section 10 hereof, as the Compensation Committee may, in its sole and absolute discretion, determine.

(ii)       Grants Effected Hereby. Furthermore, and without limiting the foregoing, on the Commencement Date, the Company shall issue to the Employee 2,000,000 restricted shares of Common Stock (the “Restricted Stock”), which shall be subject to the vesting and lapse of restrictions on such Restricted Stock based on the timing set forth below:

(A) The Restricted Stock shall vest upon the achievement of a closing price of at least $40.00 per share of Common Stock on the New York Stock Exchange or other national or regional stock exchange on which such securities are then listed for a period of twenty (20) consecutive trading days;

(B) Any shares not vested based on the foregoing closing share price of Common Stock prior to the tenth anniversary of the Commencement Date shall be forfeited and be null and void; and

(C) The vesting, and/or forfeiture, of the Restricted Stock, may be accelerated in accordance with the terms of this Agreement.

The terms and provisions of the Restricted Stock shall be set forth in a restricted stock agreement in form and substance satisfactory to the Company.

(iii)       Availability. The Company shall use its commercially reasonable efforts to keep the requisite number of options and shares of Common Stock available under the Stock Incentive Plan to fulfill the grants and options referenced herein.

(d)           Medical and Fringe Benefits. During the Term, the Employee shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, the Company’s medical insurance and other fringe benefit plans or policies as the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. The Company retains the right to terminate or alter any such plans or policies from time to time. The Employee shall also be entitled to four weeks paid vacation each year, sick leave and other similar benefits in accordance with policies of the Company from time to time in effect for personnel with commensurate duties, and furthermore (without limiting the foregoing), Employee shall be entitled to observe, with pay, all religious holidays historically observed by Employee. In addition, during the Term, Employee shall receive, at the Company’s expense (which shall also include any federal or state income tax attributable to such perquisite): (i) the assistance of the Company’s tax advisors in regard to personal tax planning and preparing personal income tax returns; and (ii) a split-dollar life insurance policy, or equivalent, on the Employee in the amount of $10,000,000 payable to such beneficiaries as Employee shall select.

(e)           Security; Use of Company Aircraft. The Company agrees to retain or otherwise make available armed security personnel (“Security”) or other means reasonably satisfactory to Employee in order to ensure the security of Employee, including Employee’s family and property, whether at business facilities, at home or other non-business locations and during business or personal travel. For additional security purposes, during the Term, so long as the Company (or one of its subsidiaries) owns an interest in, leases or otherwise has a right to use, a private jet aircraft, the Employee shall use such aircraft for business purposes, and upon reasonable notice, and provided that such aircraft is not required at such times for business purposes, the Company will make available such aircraft to Employee and his family for up to one hundred (100) flight hours per year for his and his family’s personal use, in each case at no cost to the Employee other than any applicable personal income taxes payable in connection therewith. If private aircraft is not reasonably available, Employee shall be entitled to first class air travel for business travel, at no cost to Employee. An amount equal to the related benefit of such personal use of the aircraft will be included in Employee’s taxable income as required pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), and related regulations.

(f)            D & O Insurance. The Company agrees that for six (6) years and one (1) business day after the expiration or earlier termination of the Term, the Company shall obtain and provide at its expense directors’ and officers’ liability insurance or directors’ and officers’ liability tail insurance policies covering Employee with respect to acts or omissions occurring during his employment with the Company with coverage and amounts (including with respect to the payment of attorneys’ fees) equal to or greater than those of the Company’s policy in effect on the date of such expiration or termination.

(g)           Cash Payments Upon Change in Control, Without Cause, Death or Disability Termination. Upon the occurrence of a change in control (hereinafter defined), the Employee shall have the right to terminate this Agreement at any time prior to the two (2) year anniversary of any change in control; provided, however, that if requested to do so by the Company, the Employee shall provide consulting services to the Company for transition purposes for a period of six months following the effective date of such change in control and his termination of this Agreement, and the Company shall pay consulting fees to the Employee for such six month period in an amount equal to the compensation he would have otherwise received under this Agreement had it been in effect for such six month period. Upon the termination of this Agreement by the Employee or the Company or its successors or assigns within two years following the occurrence of a change in control (other than a termination by the Company for Cause (hereinafter defined) during such period), due to Employee’s death, by the Company due to Employee’s Disability (hereinafter defined), by the Company without Cause, by the Employee for Good Reason (hereinafter defined), or if the Company, or its applicable successors and assigns, does not offer to renew this Agreement upon expiration of the Term on substantially similar terms (provided Employee is no longer employed by the Company) (each a “Section 4(g) Termination”), the Employee, or his duly appointed representative in the case of death or Disability as may be the case, shall be entitled to receive by wire transfer of immediately available funds, in one lump sum, no later than thirty (30) days following the date of termination: (a) three times the sum of (i) the Employee’s highest annual Base Compensation, plus (ii) the Annual Bonus for such year, in each case since January 1, 2019; plus (b) the amount, if any, of any accrued Annual Bonus; however, if Employee is terminated without Cause or Employee terminates this Agreement for Good Reason, any accrued Annual Bonus shall be payable only to the extent that the applicable performance targets for the year of termination are actually achieved; plus (c) except in the case of Employee’s death or Disability, five times the greatest annual amount of the full cost of maintaining his principal office in Palm Beach, Florida or such other location as the Employee has maintained previously or may determine to maintain in the future, including, without limitation, costs for rent, utilities, secretarial services, information services, transportation services and similar office-related expenses consistent with prior reimbursements to the Employee or an affiliate of the Employee, during the immediately previous three (3) years (the “Office Expense Reimbursement”). Upon the termination of this Agreement by the Company pursuant to Section 10(c) hereof, or by Employee (except for Good Reason or upon his death or Disability), the Employee shall be entitled to receive by wire transfer of immediately available funds, in one lump sum, within 5 business days of such termination, any then-accrued and unpaid portion of the Base Compensation. For purposes of this Agreement, each payment referred to in this Section 4(g) shall be a “Termination Payment”. Any Termination Payment shall be subject to withholding for applicable taxes and other amounts. For purposes of this Agreement, a non-renewal of this Agreement shall not be deemed to have occurred if the Company offers the Employee to renew this Agreement upon the same terms and conditions set forth herein and the Employee rejects such offer. For purposes of this Agreement, a “change in control” of the Company shall be deemed to have occurred in the event that: (i) individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual was a member of the Board as of the date hereof; (ii) the Company shall have been sold by either (A) a sale of all or substantially all its assets or the stockholders of the Company approve a plan of complete liquidation, or (B) a merger or consolidation, other than any merger or consolidation pursuant to which the Company acquires another entity, or (C) a tender offer, whether solicited or unsolicited; or (iii) any party, other than the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of voting securities of the Company representing forty (40%) percent or more of the total voting power of all the then-outstanding voting securities of the Company.

(h)           Additional Termination Benefits. In the event of a Section 4(g) Termination, the following shall occur, and be provided or made available to Employee as applicable, at the times specified below.

(i)                (A) All of Employee’s benefits accrued under any employee pension, retirement, savings and deferred compensation plans of the Company shall become vested in full upon the date of such Section 4(g) Termination (other than with respect to unvested stock options, restricted stock and other equity or equity-based awards, the terms of which are separately addressed in the next succeeding clause); provided, however, that to the extent such accelerated vesting of benefits cannot be provided under one or more of such plans consistent with applicable provisions of the Code, such benefits shall be paid to Employee in a lump sum within 10 days after termination of employment outside the applicable plan to the extent permitted by Section 409A of the Code; (B) any and all unvested stock options, restricted stock and other equity or equity-based awards (including, but not limited to, the Restricted Stock) shall immediately vest as of the date of such Section 4(g) Termination; and (C) amounts which are vested or which Employee is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by Employee of further services or the resolution of a contingency shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have been awarded or accrued. Furthermore, and notwithstanding anything to the contrary otherwise herein provided, the benefits set forth in clause (C), which are applicable to Employee, shall also be payable to Employee in the event he is terminated for Cause, or if Employee terminates this Agreement without Good Reason.

(ii)               Employee (and his dependents, if any) will be entitled to continue participation in all of the Company’s medical, dental and vision care plans (the “Health Benefit Plans”), for the period for which the Employee could elect COBRA continuation coverage under the Company’s Health Benefit Plans as a result of his termination of employment; provided that Employee’s participation in the Company’s Health Benefit Plans shall cease on any earlier date that Employee (and his dependents, if any) becomes eligible for comparable benefits from a subsequent employer. Employee’s participation in the Health Benefit Plans will be on the same terms and conditions (including, without limitation, any contributions that would be required from Employee) that would apply to other similarly situated former employees of the Company; provided that the Company shall reimburse Employee an amount equal to Employee’s monthly COBRA cost for the period for which Employee elects COBRA continuation coverage under the Company’s Health Benefit Plans as a result of his termination of employment. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company’s general assets. In addition, except in the case of termination due to death, Employee will be entitled to receive a cash payment in a lump sum within ten (10) days after termination of employment, or, if, on the date of such termination of employment, the Employee is a “specified employee” within the meaning of Section 409A of the Code (“Section 409A”), on the day after the expiration of six (6) months following such termination of employment. The amount of such payment shall be the actuarially determined value of the cost of coverage under the Company’s medical, dental and vision care plans for a period equal to the difference between thirty-six (36) months and the period for which the Employee could elect COBRA continuation coverage under such plans.

(iii)             Employee will be entitled to continued personal use of the Company owned or leased aircraft, not to exceed one hundred (100) hours in any calendar year, at the Company’s sole cost and expense until the third (3rd) anniversary of Employee’s termination of employment; provided, that, at Employee’s option, in lieu of the foregoing use of the aircraft, Employee will be entitled to purchase any Company-owned aircraft from the Company within seventy-five (75) days of Employee’s termination of employment at its depreciated book value for federal income tax purposes as of the time of such termination of employment. Notwithstanding the foregoing, if Employee is a “specified employee” within the meaning of Section 409A at the time of his termination of employment, the Employee may not use the Company’s aircraft during the six-month period beginning on the date of such termination of employment.

(iv)             Employee will have the right to have the Company’s (or applicable subsidiary’s) office lease located in Palm Beach, Florida (or such other place as it may then be located) that is used by Employee assigned to Employee, and the Company will pay the lease payments (including any amounts as additional rent, utilities, taxes, common charges and the like) for a period of five years from the date of such termination. Employee shall have the right to purchase any fixed assets in connection therewith (including but not limited to automobiles) that Employee enjoyed the use of during the Term at such assets’ depreciated book value for federal income tax purposes as of the time of such termination of employment.

(i)            Accelerated Vesting. Notwithstanding anything to the contrary otherwise herein provided, in the event of any Section 4(g) Termination, except as set forth herein, all grants of stock options and Common Stock granted to the Employee pursuant to Section 4 hereof or otherwise (including, but not limited to, the Restricted Stock) shall vest and become immediately exercisable and saleable and any lock-up provisions applicable thereto, or to any options granted to the Employee, shall terminate.

(j)            Termination of Unvested Stock. In the event that this Agreement is terminated by the Company with cause pursuant to Section 10(c) hereof prior to the expiration of the Term, or by the Employee unless such termination constitutes a Section 4(g) Termination, all unvested grants of stock options and Common Stock granted to the Employee pursuant to Section 4 hereof or otherwise (including, but not limited to, the Restricted Stock) shall terminate and be null and void.

(k)           Key Man Life Insurance. The Employee acknowledges that during the Term the Company may, in the Company’s discretion, seek to obtain a key man life insurance policy on his life with the Company as the named beneficiary in an amount to be determined by the Board up to a maximum amount of $10 million. If requested by the Company, the Employee hereby agrees to provide such information and to submit to such medical examinations and otherwise use his best efforts to cooperate as may be required to assist the Company in obtaining such policy.

5.             REIMBURSEMENT OF BUSINESS EXPENSES. Without limiting any of the other terms in this Agreement with respect to reimbursement and/or expenses for the benefit of Employee, during the term of this Agreement, upon submission of proper invoices, receipts or other supporting documentation satisfactory to the Company and in specific accordance with such guidelines as may be established from time to time by the Board, the Employee shall be reimbursed by the Company for all reasonable business expenses actually and necessarily incurred by the Employee on behalf of the Company in connection with the performance of services under this Agreement, including, without limitation, the Office Expense Reimbursement to the Employee or his affiliate. In addition, the Company shall provide the Employee with a non-accountable supplemental expense reimbursement allowance equal to 7.5% of the Base Compensation of the Employee per year for each year during the Term.

6.             REPRESENTATIONS OF EMPLOYEE The Employee represents and warrants that he is not party to, or bound by, any agreement or commitment, or subject to any restriction, including but not limited to agreements related to previous employment containing confidentiality or noncompete covenants, which in the future may have a possibility of adversely affecting the business of the Company or the performance by the Employee of his duties under this Agreement. The Employee further represents and warrants that he is not aware of any criminal activity or a violation of Company policy by any employee or agent of the Company that has not been disclosed to the Company, and covenants and agrees that upon his obtaining any such information, the Employee shall promptly disclose such information to a responsible officer of the Company and to the Company’s outside counsel as set forth in Section 12(f)(ii) hereof.

7.             CONFIDENTIALITY; INTELLECTUAL PROPERTY. For purposes of this Section 7, all references to the Company shall be deemed to include all of the Company’s affiliates and subsidiaries.

(a)               Confidential Information. The Employee acknowledges that as a result of his employment with the Company, the Employee has and will continue to have knowledge of, and access to, proprietary and confidential information of the Company (in written, graphic, oral and/or other forms, and in electronic, magnetic, paper and other media), including, without limitation, information regarding the Company’s assets, properties, business, plans, strategies, operations, business and product development, including without limitation, acquisitions and new lines of business, trade secrets, novel ideas, inventions, know-how, customers, business affiliates, techniques, training materials, algorithms, computer programs (including source code and object code), designs, formulas, test plans, data, analyses and results, services, costs, finances, financial statements and projections, financial and marketing information, markets, sales, vendors, suppliers, personnel, pricing policies, plans for future developments, acquisition or disposition strategies, specifications, technology, research and development, and other similar information in respect of the Company (collectively, the “Confidential Information”), and that such information, even though it may be contributed to, developed or acquired by the Employee, constitutes valuable, special and unique assets of the Company developed at great expense, which are the exclusive property of the Company. Accordingly, the Employee shall not, at any time, either during or subsequent to the term of his employment with the Company, use (whether for personal gain or otherwise), reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and other responsible persons who are in a contractual or fiduciary relationship with the Company who have a need for such information for purposes in the best interests of the Company, and except (i) for such information which is or becomes of general public knowledge from authorized sources other than the Employee, or (ii) as may be required by law, regulation, legal proceeding or court order. The Employee acknowledges that the Company would not enter into this Agreement without the assurance that all such Confidential Information will be used for the exclusive benefit of the Company.

(b)              Return of Confidential Information. Confidential Information or other information relating to the Company’s business or products which come into the possession of the Employee shall remain the sole property of the Company, and shall not be copied, photocopied, reprinted or otherwise reproduced or disseminated by the Employee except in the performance of his duties as an employee of the Company and then only at the direction of the Company. Upon the earlier of the Company’s request therefor, or the termination of the Employee’s employment by the Company, the Employee shall return to the Company all such information, and all copies, facsimiles, replicas, photocopies, and reproductions of them.

(c)               Applicable Law. Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret (as defined in section 1839 of title 18, United States Code) that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding if Employee (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except as permitted by court order.

(d)              Intellectual Property. (i) Employee expressly agrees that any products, works of authorship, deliverables, designs, processes, drawings or inventions created by him during the Term, at the request or on behalf of the Company (the “Materials”), shall be the property of the Company. The Company shall own all right, title and interest in and to the Materials, and all additions to, deletions from, alterations of or revisions to, and each part thereof, including all tools and work in progress with respect thereto, and all other materials provided to Employee by or at the expense of the Company. Without limiting the foregoing, Employee hereby acknowledges that his work and services for the Company and all results thereof are “works made for hire” for the Company as that term is defined by the Copyright Act of 1976, as amended (the “Copyright Act”), and the Company shall own all right, title and interest therein. The Company shall be considered the author of the Materials for purposes of copyright and shall own all the rights in and to the copyright to the Materials, and, as between Employee and the Company, only the Company shall have the right to obtain copyright registration of the Materials which the Company may do in its name, its trade name or the name of its nominee. The Company shall have the sole and exclusive rights to do and authorize any and all of the acts set forth in Section 106 of the Copyright Act with respect to the Materials and any derivatives thereof, and to secure any extensions or renewals of such copyrights. Employee retains no rights to the Materials and agrees not to challenge the validity of the Company’s ownership of the Materials.

(ii)              To the extent that the Materials are determined by a court of competent jurisdiction or the Register of Copyrights not to be a work made for hire and/or for purposes of ownership of any inventions or patent rights in and to the Materials, Employee hereby irrevocably assigns, transfers, releases and conveys to the Company all right, title and interest (including all patent, copyright, trade secret and trademark rights) of Employee in and to the Materials. The rights hereby conveyed to the Company hereunder include without limitation all rights to any and all inventions relating to or described in the Materials. Employee further agrees to execute (and to cause its principals, employees and agents to execute) any and all documents deemed necessary or appropriate by the Company to effectuate a complete transfer of ownership of all rights in the Materials to the Company throughout the world.

(iii)            The Employee will promptly disclose to the Company all Materials conceived, developed or acquired by him alone or with others during the term of his employment with the Company, whether or not conceived during regular working hours, through the use of Company time, material or facilities or otherwise. Without limiting the scope of this Section 7, all such Materials shall be the sole and exclusive property of the Company, and upon the Company’s request, the Employee shall deliver to the Company all drawings, models and other data and records relating to such Materials. In the event any such Materials shall be deemed by the Company to be patentable or copyrightable, the Employee shall, at the expense of the Company, assist the Company in obtaining any patents or copyrights thereon and execute all documents and do all other things necessary or proper to obtain letters patent and copyright registrations and to vest the Company with full title thereto.

(iv)             The Employee irrevocably designates and appoints the Company and each of its duly authorized officers or agents, individually, as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by the Employee.

8.         NON-COMPETITION.   For purposes of this Section 8, all references to the Company shall be deemed to include all of the Company’s subsidiaries. The Employee will not utilize his special knowledge of the business of the Company and his relationships with customers, suppliers of the Company and others to compete with the Company as hereinafter set forth. During his employment by the Company and for a period of (a) eighteen months after the expiration of this Agreement without renewal or (b) three years after the termination of this Agreement for any reason (the “Restricted Period”), the Employee shall not engage, directly or indirectly, or have an interest, directly or indirectly, anywhere in the United States of America or any other geographic area where the Company does business or in which its products or services are marketed, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder (except with respect to his employment by the Company), or through the investment of capital, lending of money or property, rendering of services or otherwise, in any business which directly competes with any principal product line of the Company; namely, any product that accounts for at least five (5%) percent of the consolidated net sales of any of the Company’s product lines. Notwithstanding anything to the contrary otherwise herein provided, Employee’s ownership of 5% or less of the stock of any company shall not be deemed a violation of this Section 8, and furthermore, Employee may (y) manage, operate, be employed by, participate in, or provide services to a company that engages in such restricted activities if Employee does not personally participate or advise as to such restricted activities and Employee’s involvement within such company is limited to business units that do not engage in such activities; and (z) own (or hold a direct or indirect ownership interest in), manage, operate, control, be employed by, participate in or, provide services or financial assistance to any company or business that he is permitted during the Term, pursuant to this Agreement or otherwise, to own (or hold a direct or indirect ownership interest in), manage, operate, control, be employed by, participate in or, provide services or financial assistance to. Notwithstanding anything to the contrary otherwise herein provided, Employee shall not be subject to any obligations under this Section 8 following the termination of this Agreement if the Agreement is terminated pursuant to a Section 4(g) Termination.

9.       REMEDIES.   The restrictions set forth in Sections 7 and 8 are considered by the parties to be fair and reasonable. The Employee acknowledges that the restrictions contained in Sections 7 and 8 will not prevent him from earning a livelihood. The Employee further acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of Sections 7 or 8. Accordingly, the Employee agrees that, in addition to any other remedies available to the Company, the Company (a) shall be entitled to specific performance, injunction, and other equitable relief to secure the enforcement of such provisions, (b) shall not be required to post bond or other security in connection with seeking any such equitable remedies, and (c) shall be entitled to receive reimbursement from the Employee for all attorneys’ fees and expenses incurred by the Company in enforcing such provisions. If any provisions of Sections 7, 8, or 9 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 7, 8, or 9 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

10.       TERMINATION.   This Agreement may be terminated prior to the expiration of the Term set forth in Section 2 upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 10.

(a)       Death. This Agreement will terminate immediately and automatically upon the death of the Employee.

(b)       Disability. This Agreement may be terminated at the Company’s option, immediately upon notice to the Employee, if the Employee shall suffer a permanent disability (“Disability”). For the purposes of this Agreement, the term “permanent disability” shall mean the Employee’s inability to perform his duties under this Agreement for a period of ninety (90) consecutive days or for an aggregate of one hundred twenty (120) days, whether or not consecutive, in any twelve (12) month period, due to illness, accident or any other physical or mental incapacity, as reasonably determined by the Board. In the event that a dispute arises with respect to the disability of the Employee, the parties shall each select a physician licensed to practice in the State of Florida to make such a determination. If the two (2) physicians selected cannot agree on a determination, they will mutually select a third physician and the decision of the majority of the three (3) physicians will be binding.

(c)       Cause. This Agreement may be terminated at the Company’s option, immediately upon notice to the Employee, upon the occurrence of any of the following (“Cause”): (i) breach by the Employee of any material provision of this Agreement and the expiration of a 10-business day cure period for such breach after written notice thereof has been given to the Employee (which cure period shall not be applicable to clauses (ii) through (viii) of this Section 10(c)); (ii) gross negligence or willful misconduct of the Employee in connection with the performance of his duties under this Agreement; (iii) Employee’s failure to perform any reasonable directive of the Board; (iv) fraud, criminal conduct, dishonesty or embezzlement by the Employee; (v) Employee’s violation of the Company’s Code of Business Conduct and Ethics and/or Code of Ethics for Senior Executive Officers and Senior Financial Officers (each as currently in effect and/or as amended from time to time); (vi) Employee’s violation of the Company’s policies prohibiting unlawful employment discrimination, retaliation or harassment, including sexual harassment which includes but is not limited to engaging in or aiding and abetting any act of employment discrimination, retaliation or harassment including sexual harassment; (vii) Employee’s misappropriation for personal use of any assets (having in excess of nominal value) or business opportunities of the Company; (viii) Employee’s violation of any contractual, statutory, or fiduciary duty owed by Employee to the Company or any of its affiliates; or (ix) Employee’s failure to cooperate in good faith with a governmental or internal investigation of the Company, its subsidiaries or affiliates, or their directors, officers or employees, if the Company has reasonably requested Employee’s cooperation.

(d)       Without Cause. This Agreement may be terminated at any time by the Company without cause immediately upon giving written notice to the Employee of such termination.

(e)       By Employee.

(i) Subject to the provisions of clause (ii) of this Section 10(e), the Employee may terminate this Agreement at anytime upon providing the Company with six weeks prior written notice. If this Agreement is terminated by the Employee pursuant to this Section 10(e)(i), then the Employee shall be entitled to receive his accrued Base Compensation and benefits through the effective date of such termination, any unvested stock options and unvested restricted stock awards will terminate and be null and void and the Employee shall have no further entitlement to Base Compensation, bonus, or benefits from the Company following the effective date of such termination.

(ii) The Employee may terminate this Agreement upon the occurrence of any of the following without any advance notice: (A) a breach by the Company of any material provision of this Agreement and the expiration of a 10-business day cure period for such breach after written notice thereof has been given to the Company by the Employee; (B) any material diminution in the authority or responsibilities delegated to the Employee as the chief executive officer and/or chairman of the Board of the Company; or (C) any reduction in the Employee’s Base Compensation (collectively, “Good Reason”).

(f)       Return of Payments and Cancellation of Benefits. In the event that the Employee fails to comply with any of his obligations under this Agreement, including, without limitation, the covenants contained in Sections 7 and 8 hereof, or it is determined that the Employee engaged in conduct which would constitute cause for termination as set forth in Section 10(c) of this Agreement, the Employee shall repay to the Company any payments or benefits received by the Employee as a result of a Section 4(g) Termination as of the date of such failure to comply, the Company’s obligation to provide the remainder, if any, of any such payments or benefits as a result of a Section 4(g) Termination shall terminate and be null and void as of such date, and the Employee will have no further rights in or to such payments and benefits.

(g)       Cooperation. Following the expiration and/or termination of this Agreement for any reason, Employee shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee’s employment hereunder; provided the Company shall reimburse Employee for Employee’s reasonable costs and expenses incurred in connection therewith and such cooperation shall not unreasonably burden Employee or unreasonably interfere with any subsequent employment that Employee may undertake.

11.       ADDITIONAL DISCRETIONARY BENEFITS.   At the sole and absolute discretion of the Board of Directors of the Company, the Board of Directors may grant to the Employee additional benefits, including, without limitation, (a) the right to receive a gross-up payment to the extent of any applicable excise taxes imposed by Section 4999 of the Code; and (b) the right to participate in any Supplemental Executive Retirement Plan that may be adopted by the Board of Directors in its sole and absolute discretion.

12.       MISCELLANEOUS.

(a)       Survival. The provisions of Sections 4(f), (g), (h), (i) and (j), 7, 8, 9, 10(f) and (g), 11 and 12 shall survive the termination of this Agreement.

(b)       Entire Agreement. This Agreement sets forth the entire understanding of the parties and merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

(c)       Modification. This Agreement may not be modified or terminated orally, and no modification or waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

(d)       Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

(e)       Successors and Assigns. Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of the Company to another company, or upon the merger or consolidation of the Company with another company, this Agreement shall inure to the benefit of, and be binding upon, both Employee and the company purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other company were the Company; and provided, further, that the Company shall have the right to assign this Agreement to any affiliate or subsidiary of the Company. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and permitted assigns.

(f)       Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered or when mailed in any United States post office enclosed in a registered or certified postage prepaid envelope and addressed to the addresses set forth below, or to such other address as any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt:

(i)	To the Company:	Cadre Holdings, Inc.
13386 International Parkway
Jacksonville, Florida 32218
Attention: Board of Directors

(ii)	With a copy to:	Kane Kessler, P.C.
600 Third Avenue, 35th Floor
New York, New York 10016
Attention: Robert L. Lawrence, Esq.

(iii)	To the Employee:	Warren B. Kanders
250 Royal Palm Way, Suite 201
Palm Beach, Florida 33480

(g)       Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(h)       Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be subject to the exclusive jurisdiction of the courts located in New Castle County, Delaware. Any breach of any provisions of this Agreement shall be deemed to be a breach occurring in the State of Delaware by virtue of a failure to perform an act required to be performed in the State of Delaware, and the parties irrevocably and expressly agree to submit to the jurisdiction of the courts located in New Castle County, Delaware for the purpose of resolving any disputes among them relating to this Agreement or the transactions contemplated by this Agreement and waive any objections on the grounds of forum non conveniens or otherwise. The parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question. The parties hereto irrevocably waive the right to a jury trial in connection with any action arising under this Agreement or the employment of Employee.

(i)       Governing Law. This Agreement is made and executed and shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

(j)       No Third-Party Beneficiaries. Except as expressly otherwise provided herein, each of the provisions of this Agreement is for the sole and exclusive benefit of the parties hereto and shall not be deemed for the benefit of any other person or entity.

(k)       Parachute Payments.

(i)       Notwithstanding any other provisions of this Agreement or any other Company plan, arrangement or agreement (“Company Arrangement”), in the event that any payment or benefit by the Company or otherwise to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including, without limitation, any payments or benefits received by the Employee as a result of a Section 4(g) Termination, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Total Payments shall be reduced (but not below zero) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments. Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A.

(ii)       Any determination required under this Section 12(k), including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. The Employee shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 12(k). The Company’s determinations shall be final and binding on the Company and the Employee.

(iii)       In the event it is later determined that to implement the objective and intent of this Section 12(k), (i) a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by Employee to the Company or (ii) a lesser reduction in the Total Payments should have been made, the excess amount shall be paid or provided promptly by the Company to Employee, except to the extent the Company reasonably determines would result in imposition of an excise tax under Section 409A.

(l)       Section 409A.

(i)       General. The parties to this Agreement intend that the Agreement complies with Section 409A, where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(ii)         Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Employee’s termination of employment, the termination of this Agreement or the termination of Employee’s consulting services shall be payable only upon Employee’s “Separation from Service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(iii)          Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Employee’s Separation from Service with the Company or (B) the date of Employee’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein.

(iv)          Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Employee shall be paid to Employee no later than December 31st of the year following the year in which the expense was incurred; provided, that Employee submits Employee’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)           Installments. Employee’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

(vi)          Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Employee’s termination of employment are subject to Employee’s execution and delivery of a Separation Agreement and General Release Agreement (“Release”), in any case where Employee’s date of Separation from Service and Release Expiration Date (as defined below) fall in two separate taxable years, any payments required to be made to Employee that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Employee, or, in the event that Employee’s Separation from Service is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Employee’s Separation from Service are delayed pursuant to this Section 12(l)(vi), such amounts shall be paid in a lump sum on the first payroll period to occur in the subsequent taxable year.

(m)       Recovery of Compensation. All payments and benefits provided under this Agreement shall be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by the Company from time to time.

(n)  Participation of the Parties. The parties hereto acknowledge and agree that (i) this Agreement and all matters contemplated herein have been negotiated among all parties hereto and their respective legal counsel, if any, (ii) each party has had, or has been afforded the opportunity to have, this Agreement and the transactions contemplated hereby reviewed by independent counsel of its own choosing, (iii) all such parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof, and (iv) any ambiguities contained in this Agreement shall not be construed against any party hereto.

(o)       Counterparts. This Agreement may be executed in any number of counterparts (and by facsimile or other electronic signature), but all counterparts will together constitute but one agreement.

[Signature Page Follows]

In Witness Whereof, each of the parties hereto has duly executed this Agreement as of the date set forth above.

Cadre Holdings, Inc.

By:	/s/ BLAINE BROWERS
Name: Blaine Browers
Title: Chief Financial Officer

/s/ WARREN B. KANDERS
Warren B. Kanders